Exhibit 4.3

            Independent Certified Public Accountants' Consent

     We have issued our report dated January 3, 1996 on the statements of condition and related bond portfolios of Insured Municipals Income Trust and Investors' Quality Tax-Exempt Trust, Multi-Series 265 (IM-IT, IM-IT Limited Maturity, Colorado IM-IT, Florida IM-IT, New Jersey IM-IT, Pennsylvania IM-IT and Kentucky Quality Trusts) as of January 3, 1996 contained in the Registration Statement on Form S-6 and in the Prospectus. We consent to the use of our report in the Registration Statement and in the Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Certified Public Accountants."




                                    Grant Thornton LLP

Chicago, Illinois
January 3, 1996